Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Take-Two Interactive Software, Inc 2009 Stock Incentive Plan of our reports dated May 13, 2013, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc. and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. included in its Annual Report on Form 10-K for the year ended March 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
New York, New York
October 30, 2013